Exhibit 10.2

MODIFICATION AGREEMENT TO
PROMISSORY NOTE

This MODIFICATION AGREEMENT is made as of October 6, 2015 between Infinite Group, Inc., a Delaware corporation with offices at 80 Office Park Way, Pittsford, NY 14534 (“Maker”) and UberScan, LLC (“Payee”).

WHEREAS, Payee is the holder of a Promissory Note, last modified on April 6, 2015, and issued by the Maker to the Payee for $80,000, which now has a current balance of $65,000 with interest at 10%; and

WHEREAS, the parties desire to modify the terms and conditions of the Promissory Note as follows:

NOW, THEREFORE, the parties agree as follows:

1)
The Note is modified to provide that the time at which the entire principal balance and accrued and unpaid interest shall be due and payable is December 31, 2015 with right to automatically extend the maturity date for 2 consecutive 90 day terms upon written notification by the Maker to the Payee providing that principal is reduced during any extension period.

2)	Except as modified by this Agreement, all of the terms, covenants and conditions of the Notes shall remain the same.

In witness whereof, Maker and Payee have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.

/s/ James Villa________________________
By: James Villa, President

UberScan, LLC

/s/ Christopher B. Karr__________________
By: Christopher B. Karr, President